EXHIBIT 99.1

News Release

800 Nicollet Mall
Minneapolis, MN 55402-7020

FOR IMMEDIATE RELEASE	CONTACT:	Erin K. Freeman
Managing Director
Head of Public Affairs & Media Relations
U.S. Bancorp Piper Jaffray
415 277-1595

U.S. Bancorp Piper Jaffray Files Form 10 Registration Statement with the
Securities and Exchange Commission

     MINNEAPOLIS, June 25, 2003 — U.S. Bancorp Piper Jaffray (Piper Jaffray) today announced the filing of a Form 10 registration statement with the Securities and Exchange Commission to register shares of Piper Jaffray Companies, the new holding company for the Piper Jaffray businesses.

     Through this filing, the company announced the name for the firm post spin-off, “Piper Jaffray Companies,” which reflects the 108-year old organization’s heritage. The firm expects that shares of Piper Jaffray common stock will be traded on the New York Stock Exchange under the ticker symbol “PJC.”

     “Today marks an important day for our company, our clients and our employees. For over 100 years, our employees have used their experience and financial expertise to provide strategic advisory services to our institutional clients and tailored investment advice to our individual clients,” said Andrew Duff, Chief Executive Officer at Piper Jaffray. “The ‘Piper Jaffray Companies’ name reflects our firm’s history of dedication to serving clients based on core values of integrity, trust, partnership and community involvement.”

     The firm currently anticipates that it will join the Minnesota Keystone Program, a voluntary program promoting corporate support for communities. The firm expects to participate at the five percent giving level.

Nondeposit investment products are not insured by the FDIC, are not deposits or other obligations of or guaranteed by U.S. Bank National Association or its affiliates, and involve investment risks, including possible loss of the principal amount invested. Securities products and services are offered through U.S. Bancorp Piper Jaffray Inc., member SIPC and NYSE, Inc., a subsidiary of U.S. Bancorp. (5/99-0679)

     As previously announced, Andrew Duff, 45, will serve as Chairman and Chief Executive Officer of the new Piper Jaffray. Executives joining Mr. Duff on the Management Committee will be:

Name	Age	Position(s)

Addison L. Piper	56	Vice Chairman of the Board
Pamela L. Clayton	56	Head of Human Resources
James L. Chosy	39	General Counsel
Michael D. Duffy	53	Chief Information Officer
Paul D. Grangaard	45	Head of Private Client Services
Barry J. Nordstrand	41	Head of Fixed Income
Robert W. Peterson	35	Head of Investment Research
Thomas P. Schnettler	46	Head of Equities and Investment Banking
Sandra G. Sponem	45	Chief Financial Officer

     Headquartered in Minneapolis, Minnesota, Piper Jaffray is a client-focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments — Capital Markets and Private Client Services. Investment Research, an independent group reporting to the CEO, supports clients of both segments. The firm serves corporations, government and non-profit entities, and institutional investors on a national basis and serves the financial advisory needs of private individuals predominantly across the western half of the United States.

     “We believe that by serving a targeted set of clients, we can offer our clients the advantages of a strategically consistent and focused securities firm,” said Duff.

     As announced February 19, 2003, U.S. Bancorp plans to spin off its wholly owned subsidiary, Piper Jaffray Companies, to U.S. Bancorp shareholders. As a result, it is expected that U.S. Bancorp shareholders will receive shares of the new Piper Jaffray Companies in a tax-free stock dividend distribution. It is anticipated that the transaction will be completed by the end of 2003 and remains subject to various conditions, approvals and regulatory requirements. In the spin-off, U.S. Bancorp will distribute all of the shares of Piper Jaffray Companies that it holds to U.S. Bancorp shareholders. U.S. Bancorp is expected to continue to hold a subordinated debt interest in a subsidiary of the new company of approximately $180 million in principle amount. Piper Jaffray was purchased by U.S. Bancorp in 1998, having operated as a public company for 29 years, and before that, a private partnership for over 74 years. As of April 30, 2003, the firm had 3,099 employees in 126 offices in 25 states across the country and in London, England.

Nondeposit investment products are not insured by the FDIC, are not deposits or other obligations of or guaranteed by U.S. Bank National Association or its affiliates, and involve investment risks, including possible loss of the principal amount invested. Securities products and services are offered through U.S. Bancorp Piper Jaffray Inc., member SIPC and NYSE, Inc., a subsidiary of U.S. Bancorp. (5/99-0679)

For more information and to view a copy of the Form 10 registration statement, please go to www.sec.gov and search under company filings.

U.S. Bancorp Piper Jaffray, a subsidiary of the consolidated group of U.S. Bancorp, is a focused securities firm comprised of two revenue-generating segments — Capital Markets and Private Client Services. Clients of both segments re supported by Investment Research, an independent group reporting to the CEO. The firm provides a full range of investment products and services to individuals, institutions and businesses. The firm has over 126 offices in 25 states across the country. U.S. Bancorp offers a comprehensive range of financial solutions through U.S. Bank, U.S. Bancorp Asset Management, U.S. Bancorp Investments and U.S. Bancorp Piper Jaffray. For more information on U.S. Bancorp Piper Jaffray, visit www.piperjaffray.com.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties relating to the proposed spin-off of the U.S. Bancorp Piper Jaffray business, including the impact of the proposed spin-off on U.S. Bancorp’s and the new company’s results of operations, the financial accounting consequences of the proposed transaction, the impact of the spin-off on U.S. Bancorp’s stock price and on its and the new company’s relationships with their respective customers and employees, the tax consequences of the transaction to U.S. Bancorp, the new company and their respective stockholders and changes in business climate or market conditions or other factors which could make the proposed spin-off unadvisable. These forward-looking statements involve other inherent risks and uncertainties, and other important factors could cause actual results to differ materially from those anticipated, including those contained in U.S. Bancorp’s Form 10-K, in Piper Jaffray’s Form 10 registration statement and both companies’ other reports and filings on file with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and each of U.S. Bancorp and Piper Jaffray Companies undertake no obligation to update them in light of new information or future events.

© 2003 U.S. Bancorp Piper Jaffray, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

Nondeposit investment products are not insured by the FDIC, are not deposits or other obligations of or guaranteed by U.S. Bank National Association or its affiliates, and involve investment risks, including possible loss of the principal amount invested. Securities products and services are offered through U.S. Bancorp Piper Jaffray Inc., member SIPC and NYSE, Inc., a subsidiary of U.S. Bancorp. (5/99-0679)